FOR IMMEDIATE RELEASE

                                   Media Contact: Emory Epperson
                                                  (714) 727-7958

                                   Analyst Contact:    Misty Ohmart
                                                  (714) 727-7728



                        AST SETS SHAREHOLDER MEETING DATE
                         TO APPROVE SAMSUNG TRANSACTION;
                    RESTATES FISCAL 1994 FINANCIAL STATEMENTS



IRVINE, Calif., June 7, 1995 -- AST Research (ASTA-NASDAQ) today announced it has set June 30, 1995 as the date for its special meeting of stockholders to vote on the previously announced $377.5 million strategic investment in AST by Samsung Electronics Co., Ltd. The record date for determining stockholders of record entitled to vote at the meeting is May 10, 1995. The proposed transaction is subject to approval of AST's stockholders at the special meeting and to certain approvals by the Korean government. All U.S. government approvals have been obtained.
     AST also announced it has filed documents with the SEC today to restate the company's historical financial results for fiscal year 1994, ended July 2, 1994, and subsequent quarterly periods. AST's restated financial statements reflect a change in the accounting for the acquisition of the PC manufacturing operations of Tandy Corporation. The restatement reflects a $33.6 million charge to cost of sales during the fourth quarter of fiscal year 1994 rather than an increase to goodwill as previously reported. The restatement is a non-cash adjustment that does not adversely impact AST's cash flows or working capital.
     The principal effect of the restatement will reduce AST's net income in the fourth quarter of fiscal year 1994 from a net income of $14.1 million to a net loss of $8.1 million. It also will increase pre-tax income in the first, second and third quarters of fiscal year 1995, as well as subsequent periods, by approximately $900,000 per quarter ($3.6 million per year) due to the reduction in amortization associated with the lower amount of goodwill. In addition, AST's total assets and shareholders' equity in the fourth quarter of fiscal year 1994 are reduced by $32.7 million and $22.2 million, respectively; however, there is no decrease in tangible net worth. AST also will be applying for a refund of income taxes previously paid as a result of the reduction in fiscal 1994 net income.
     As previously recorded, the Tandy acquisition was accounted for as a purchase, and accordingly, the cost of such acquisition was allocated to the assets and liabilities acquired based on their fair market value on the date of the acquisition. Included in the assets acquired was inventory relating to the GRiD pen-based product line. AST ultimately determined that the realizable value of the pen-based products inventory was significantly lower than that established in the preliminary valuation, and as part of its final purchase price allocation during the fourth quarter of fiscal year 1994, reallocated approximately $33.6 million of the purchase price from inventory to goodwill. AST was amortizing this goodwill over a 10-year period.
     The restatement occurred following discussions with the SEC in connection with the SEC's review of AST's proxy materials for the special stockholder meeting. "The Samsung transaction is of critical importance to the company and its shareholders," said Bruce Edwards, executive vice president and chief financial officer. "The restatement allows the company to mail its proxy materials and hold the special meeting to consider the transaction in a timely manner."
     AST also filed with the SEC today an amendment to its agreement with Samsung which will result in the issuance of additional shares of AST common stock (and in certain cases, preferred stock of AST) to Samsung if AST incurs uninsured or unreimbursed losses in excess of a certain threshold from any litigation based upon or arising out of the restatement. AST and Samsung also have amended their existing agreements to extend the period of time to July 31, 1995 to complete the investment and Samsung waived any breach of the agreements that may have been caused by the restatement.
     Attached is selected financial data relating to the statement of operations and balance sheet data from fiscal year 1994 and the quarter ended July 2, 1994, as previously reported, together with such data as restated.

CORPORATE BACKGROUND
     AST Research Inc., a member of the Fortune 500 list of America's largest industrial and service companies, is one of the world's leading personal computer manufacturers. The $2.367 billion company develops PC products ranging from portable systems to superservers sold in more than 100 countries worldwide. Corporate headquarters is located at 16215 Alton Parkway, P.O. Box 57005, Irvine, Calif. 92619-7005. Telephone (714) 727-4141 or (800) 876-4278. Fax:
(714) 727-9355.
                                      # # #

                   AS REPORTED AND AS RESTATED FINANCIAL DATA

                                                          Quarter Ended
                                            Fiscal 1994    July 2, 1994
AS REPORTED:

Statement of Income Data

  Total revenue                              $2,367,274        $584,505
  Total operating costs and expenses          2,280,593         566,790
  Income tax expense                             25,503           5,216

  Net income                                 $   53,501        $ 14,122

  Net income per share, fully diluted        $     1.59        $    .41

Balance Sheet Data

  Cash and cash equivalents                  $  153,118
  Inventories                                   333,729
  Goodwill                                       61,912
  Total assets                                1,038,312
  Total shareholders' equity                    383,954


AS RESTATED:

Statement of Income Data

  Total revenue                              $2,367,274        $584,505
  Total operating costs and expenses          2,313,285         599,482
  Income tax expense (benefit)                   15,003          (5,284)

  Net income (loss)                          $   31,309        $ (8,070)

  Net income (loss) per share, fully diluted $      .95        $   (.25)

Balance Sheet Data

  Cash and cash equivalents                  $  153,118
  Inventories                                   333,729
  Goodwill                                       29,220
  Total assets                               $1,005,620
  Total shareholders' equity                    361,762